                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                            Prime Group Realty Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)

         Common Shares of Beneficial Interest, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74158J103
                               ------------------
                                 (CUSIP Number)

                            Lawrence R. Gottesdiener
                        Northland Capital Investors, LLC
                             2150 Washington Street
                                Newton, MA 02462
                                 (617) 965-7100

                                 With a copy to:
                            Steven P. Rosenthal, Esq.
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 7, 2003
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

                               Page 1 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Northland Capital Partners L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                602,700
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  602,700
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      602,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.84%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
================================================================================

                               Page 2 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Northland Capital Investors, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                602,700
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  602,700
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      602,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.84%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
================================================================================

                               Page 3 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      NCP, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 602,700
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            602,700
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      602,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.84%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
================================================================================

                               Page 4 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Lawrence R. Gottesdiener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF,PF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                51,000
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 602,700
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  51,000
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            602,700
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      653,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.17%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
================================================================================

                               Page 5 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Robert S. Gatof
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 602,700
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            602,700
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      602,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.84%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
================================================================================

                               Page 6 of 9 pages

                                  SCHEDULE 13D
==========================
CUSIP NO. 74158J103                   13D
==========================
================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      David M. Frieze
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  [_]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 602,700
     EACH            -----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            602,700
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      602,700
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.84%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
================================================================================

                               Page 7 of 9 pages

     This is Amendment No. 3 to the Schedule 13D, filed December 6, 2002, by Northland Capital Partners L.P., a Delaware limited partnership, Northland Capital Investors, LLC, a Delaware limited liability company, NCP, LLC, a Delaware limited liability company, Lawrence R. Gottesdiener, Robert S. Gatof and David M. Frieze (collectively, the "Reporting Persons") and amended by Amendment No. 1 thereto filed December 19, 2002 and Amendment No. 2 thereto filed February 6, 2003 (collectively, the "Schedule 13D"). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to those terms in the Schedule 13D.

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Reporting Persons have agreed to file one statement with respect to their ownership of common shares of Prime Group Realty Trust. The Joint Filing Agreement among the Reporting Persons was attached as
Exhibit 99.1 to the Schedule 13D.

     This filing of Amendment No. 3 is not, and should not be deemed to be, an admission that this Amendment No. 3 is required to be filed. This Amendment No. 3 amends the Schedule 13D only as indicated below.

Item 5(e) is amended and restated in its entirety as follows:

Item 5.  Interest in Securities of the Issuer
         ------------------------------------

     (e) On February 7, 2003, the Reporting Persons ceased to own more than 5% of the common shares of the Company.

                               Page 8 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

                             Executed this 11th day of February, 2003.


                                          Northland Capital Partners L.P.
                                          By:  Northland Capital Investors, LLC,
                                                its General Partner


                                          By:  /s/ Lawrence R. Gottesdiener
                                               ---------------------------------
                                               Lawrence R. Gottesdiener, Manager



                                          Northland Capital Investors, LLC,


                                          By:  /s/ Lawrence R. Gottesdiener
                                               ---------------------------------
                                               Lawrence R. Gottesdiener, Manager



                                          NCP, LLC


                                          By:  /s/ Lawrence R. Gottesdiener
                                               ---------------------------------
                                               Lawrence R. Gottesdiener, Member



                                          /s/ Lawrence R. Gottesdiener
                                          ----------------------------
                                          Lawrence R. Gottesdiener



                                          /s/ Robert S. Gatof
                                          ----------------------------
                                          Robert S. Gatof



                                          /s/ David M. Frieze
                                          ----------------------------
                                          David M. Frieze

                               Page 9 of 9 pages